EXHIBIT 99.1

New World Restaurant Group Announces

2005 Fourth Quarter and Year-End Results

Selected 2005 Highlights:

•                  Revenue increases 4.1% to $389 million

•                  Comparable store sales up 5.2% on 12 straight positive growth months

•                  Gross Profit Up 9.7% to $73.7 million

•                  Operating income increases 71.6% to $9.4 million

•                  Positive cash flow from operations

GOLDEN, Colorado — New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced improved financial results for its 2005 fourth quarter and fiscal year ended January 3, 2006.

2005 RESULTS

Revenue in 2005, which included one additional week of sales compared with 2004, increased 4.1% to $389.1 million versus $373.9 million in 2004. Retail comparable store sales increased 5.2% for the year as a result of a 5.4% increase in average check partially offset by a 0.2% decrease in transactions. The Company achieved 12 consecutive months of comparable store sales growth in 2005. When calculated on a comparative 53-week basis for both fiscal 2005 and 2004, company-operated retail sales increased 2.4%.

Gross profit increased 9.7% to $73.7 million from $67.2 million in 2004. This increase was primarily attributable to 12.5% margin growth in company-operated retail locations, where the Company is benefiting from careful food cost modeling and incremental sales growth.

Total operating expenses increased 4.2% in 2005 to $64.3 million versus $61.7 million in 2004. General and administrative expenses increased $3.3 million, or 10.2%, primarily reflecting increased compensation expense associated with improved operating performance. Depreciation and amortization expense decreased by $1.5 million due to a portion of the Company’s asset base becoming fully depreciated. Loss on sale, disposal or abandonment of assets also decreased, to $314,000 from $1.6 million. Impairment charges in 2005 increased to $1.6 million from $450,000 a year ago.

Income from operations in 2005 increased 71.6% to $9.4 million from $5.5 million in 2004. Because 2005 included 53 weeks of operations, the Company made three semi-annual interest payments versus two in the prior year. Accordingly, cash flow from operations was impacted by the additional $10.4 million interest payment, and the Company generated $2.1 million in cash from operations in 2005 as compared with $11.1 million in 2004.

The improved operating results enabled New World to reduce its working capital deficit by $6.9 million in 2005 to $11.7 million from $18.7 million in 2004. Cash balances at January 3, 2006, were $1.6 million in cash and $3.2 million in restricted cash versus cash of $9.8 million and restricted cash of $3.8 million in 2004. Again, this decline reflected the extra cash interest payment of $10.4 million as well as monthly rent payments that were payable on January 1, 2006. The Company invested $10.3 million in cash in 2005 for new property and equipment, including new stores and store equipment, remodeling of existing stores, manufacturing operations and general corporate purposes.

New World reduced its net loss for 2005 by 19.5%, to $14.0 million, or $1.42 per basic and diluted share, from $17.4 million, or $1.77 per basic and diluted share, in 2004.

Investors interested in information regarding adjusted EBITDA are encouraged to view the presentation, reconciliation and cautionary language regarding non-GAAP financial measures included near the end of this news release.

FOURTH QUARTER RESULTS

The Company reported fourth quarter revenue of $103.9 million, up 6.8% from revenue of $97.3 million in the same quarter last year. Revenue in the fourth quarter included one additional week of sales compared to 2004. The increase in revenue was attributable to a 3.9% improvement in comparable store sales for the period. The average check size in the fourth quarter increased 3.8% while transactions grew by 0.1%. When calculated on a comparative 14-week basis for both fiscal 2005 and 2004, company-operated retail sales increased 0.6%.

Gross profit increased 19.0% to $21.5 million in the fourth quarter from $18.1 million in the same quarter last year. The increase primarily reflected improved margins at company-operated retail stores.

Total operating expenses increased 10.2% in the fourth quarter to $16.1 million versus $14.6 million in the fourth quarter of 2004. General and administrative expense increased 23.3% to $9.2 million as a result of performance-driven compensation expense. Impairment charges and other related costs increased to $119,000 from $48,000. Depreciation and amortization declined slightly and the Company had a loss on sale, disposal or abandonment of assets of $45,000 versus a small gain in the year-ago quarter.

Income from operations increased 56.8% to $5.4 million in the fourth quarter from $3.4 million in the same quarter a year ago. The Company consumed $686,000 in cash in the fourth quarter. As previously mentioned, because 2005 included 53 weeks of operations, cash flow from operations in the fourth quarter was impacted by an additional cash interest payment of $10.4 million.

Net loss in the fourth quarter was sharply reduced to $723,000, or $0.07 per basic and diluted share, from $2.1 million, or $0.21 per basic and diluted share, in the same quarter a year ago.

“New World Restaurant Group achieved positive results in virtually all of it key performance categories in 2005,” said Paul Murphy, president and CEO. “We attribute this success to the hard work and commitment of employees at all levels of our organization. Together we have made important improvements to all facets of our operations and laid the groundwork to pursue continued growth in our nationwide network and achieve steady progress toward our ultimate goal of enhancing shareholder value.”

Rick Dutkiewicz, chief financial officer, added, “With strong year-over-year improvement in revenue, same store sales, and all of our primary profit metrics, we are now beginning to achieve the kind of results our shareholders expect from us. Our objective for 2006 is to sustain and build on these achievements.”

DEBT REFINANCING

In January 2006 New World announced its intention to redeem $160 million in 13% senior secured notes due in 2008, retire its $15 million revolving credit facility and refinance that debt with $170 million in new term loans and a $15 million revolver at more favorable interest rates and a more balanced repayment schedule. The transaction, which includes a prepayment feature, is designed to lower capital costs, strengthen the Company’s balance sheet and improve after-tax cash flow by $5.34 million per year. The Company has sent notice of redemption to holders of the 13% senior secured notes. Those notes would be redeemed with proceeds of the new funding, which management anticipates will close by the end of February.

CONFERENCE CALL

Management will conduct a conference call to discuss 2005 results on February 27, 2006, at 2:30 p.m. Mountain Time (4:30 p.m. EST). The call-in numbers for the conference call are 1-877-381-6509 for domestic toll free and 706-679-7388 for international. The conference ID number is 5622986. A telephone replay will be available through March 13, 2006, and may be accessed by calling 1-800-642-1687 for domestic toll free or 706-645-9291 for international. The conference ID number is 5622986. To access a live webcast of the call, please visit New World’s website at www.newworldrestaurantgroup.com. A replay of the webcast will be available on the website through March 27, 2006.

About New World Restaurant Group, Inc.

New World is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel brand. As of January 3, 2006, the Company’s retail system consisted of 626 locations, including 435 company-owned locations, as well as 121 franchised and 70 licensed locations in 34 states, and the District of Columbia. The Company also operates a dough production facility. The Company’s stock is traded under the symbol NWRG.PK. Visit www.newworldrestaurantgroup.com for additional information.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the improvement in period over period revenue, gross profit, operating income, EBITDA, adjusted EBITDA, net loss, comparable store sales, average check and transactions is not necessarily indicative of future results and is subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for 2005 are not necessarily indicative of future results which are subject to increasing utility and other costs, and other seasonal effects; (iii) the Company’s refinancing is subject to meeting all conditions by the redemption date (at this time, it is anticipated that these conditions will be met) and, (iv) the Company’s expectation that annual after-tax cash flow will increase by $5.34 million as a result of its debt refinancing is dependent upon the completion of the refinancing and LIBOR rate remaining stable. These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

or

Rick Dutkiewicz

Chief Financial Officer

303-568-8004

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOURTH QUARTER AND YEAR TO DATE PERIODS ENDED JANUARY 3, 2006 AND DECEMBER 28, 2004

(in thousands, except earnings per share and related share information)

(unaudited)

	Fourth quarter ended:		Year to date ended:
	Jan 3, 2006	Dec 28, 2004	Jan 3, 2006	Dec 28, 2004
Revenues:
Retail sales	$97,132	$90,804	$363,044	$347,786
Manufacturing revenues	5,213	4,852	20,118	20,122
Franchise and license related revenues	1,558	1,665	5,931	5,952

Total revenues	103,903	97,321	389,093	373,860

Cost of sales:
Retail costs	77,469	74,931	296,610	288,736
Manufacturing costs	4,901	4,302	18,781	17,925

Total cost of sales	82,370	79,233	315,391	306,661

Gross profit	21,533	18,088	73,702	67,199

Operating expenses:
General and administrative expenses	9,239	7,495	36,096	32,755
Depreciation and amortization	6,733	6,966	26,316	27,848
Loss (gain) on sale, disposal or abandonment of assets, net	45	(26)	314	1,557
Charges (adjustments) of integration and reorganization cost	(1)	162	5	(869)
Impairment charges and other related costs	119	48	1,603	450

Income (loss) from operations	5,398	3,443	9,368	5,458

Other expense (income):
Interest expense, net	6,201	5,770	23,698	23,196
Other	(80)	(87)	(312)	(284)

Loss before income taxes	(723)	(2,240)	(14,018)	(17,454)

Provision (benefit) for state income taxes	—	(141)	—	(49)

Net loss	$(723)	$(2,099)	$(14,018)	$(17,405)

Net loss per common share – Basic and Diluted	$(0.07)	$(0.21)	$(1.42)	$(1.77)

Weighted average number of common shares outstanding:
Basic and Diluted	9,937,210	9,843,150	9,878,665	9,842,414

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JANUARY 3, 2006 AND DECEMBER 28, 2004

(in thousands, except share information)

(unaudited)

	January 3, 2006	December 28, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,556	$9,752
Restricted cash	2,554	1,269
Franchise and other receivables, net of allowance of $480 and $2,475	5,506	7,123
Inventories	5,072	4,941
Prepaid expenses and other current assets	4,506	1,643
Total current assets	19,194	24,728

Restricted cash long-term	595	2,526
Property, plant and equipment, net	33,359	41,855
Trademarks and other intangibles, net	67,717	77,219
Goodwill	4,875	4,875
Debt issuance costs and other assets	5,184	7,253
Total assets	$130,924	$158,456

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,848	$8,243
Accrued expenses	24,789	34,836
Short term debt and current portion of long-term debt	280	295
Current portion of obligations under capital leases	19	16
Total current liabilities	30,936	43,390

Senior notes and other long-term debt	160,560	160,840
Obligations under capital leases	29	31
Other liabilities	8,610	9,678
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	257,135	270,939

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.001 par value; 15,000,000 shares authorized; 10,065,072 and 9,848,713 shares issued and outstanding	10	10
Additional paid-in capital	176,018	175,797
Unamortized stock compensation	(68)	(137)
Accumulated deficit	(302,171)	(288,153)
Total stockholders’ deficit	(126,211)	(112,483)
Total liabilities and stockholders’ deficit	$130,924	$158,456

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JANUARY 3, 2006 AND DECEMBER 28, 2004

(in thousands)

(unaudited)

	January 3, 2006	December 28, 2004
OPERATING ACTIVITIES:
Net loss	$(14,018)	$(17,405)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	26,316	27,848
Stock based compensation expense	69	68
Loss, net of gains, on disposal of assets	314	1,557
Impairment charges and other related costs	1,603	450
Charges (adjustments) of integration and reorganization costs	5	(869)
Provision for (recovery of) losses on accounts receivable, net	(158)	177
Amortization of debt issuance and debt discount costs	1,848	1,849
Changes in operating assets and liabilities:
Franchise and other receivables	1,775	(1,593)
Accounts payable and accrued expenses	(12,565)	(2,112)
Other assets and liabilities	(3,114)	1,140

Net cash provided by operating activities	2,075	11,110

INVESTING ACTIVITIES:
Purchase of property and equipment	(10,264)	(9,393)
Proceeds from the sale of equipment	180	543

Net cash used in investing activities	(10,084)	(8,850)

FINANCING ACTIVITIES:
Proceeds from line of credit	5,455	18,120
Repayments of line of credit	(5,470)	(19,105)
Repayment of other borrowings	(312)	(1,105)
Debt issuance costs	(81)	—
Proceeds upon warrant exercise	221	7

Net cash provided by (used in) financing activities	(187)	(2,083)

Net increase (decrease) in cash	(8,196)	177
Cash and cash equivalents, beginning of period	9,752	9,575
Cash and cash equivalents, end of period	$1,556	$9,752

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a typical non-GAAP measurement for companies that issue debt and a measure used by New World’s lenders. Adjusted EBITDA, as defined in the Company’s Indenture Agreement relating to the $160 Million Notes and the revolving credit facility with AmSouth Bank represents earnings before interest, taxes, depreciation and amortization, and is further adjusted by various items including: (1) integration and reorganization charges and credits, (2) cumulative change in fair value of derivatives, (3) gain/loss on the investment, sale, disposal or exchange of assets, (4) impairment and other related charges and (5) other expense (income). Adjusted EBITDA may be further adjusted by certain legal, financing and advisory fees, acquisition and integration expenses, and other charges. The Company’s loan agreements require that Adjusted EBITDA be measured on a twelve month period ending on the last day of each fiscal quarter and be greater than $33 million. The Company presents Adjusted EBITDA because it relates to a covenant contained in each of its loan agreements, which are material to the Company and to its financial condition and liquidity. If New World does not comply with the Adjusted EBITDA covenant, an Event of Default (as defined in the Company’s loan agreements) would occur and, subject to the applicable notice and cure periods, the lenders could declare all amounts outstanding immediately due and payable and pursue all available remedies for payment of such amounts. As of January 3, 2006, the Company was in compliance with the Adjusted EBITDA covenant and it does not anticipate that the covenant will impact its ability to borrow under the AmSouth revolving credit facility.

Data regarding Adjusted EBITDA is provided as additional information to help New World’s bondholders understand the Company’s compliance with the Adjusted EBITDA covenant. The Company also believes Adjusted EBITDA is useful to its bondholders as an indicator of earnings available to service debt. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity. Because not all companies calculate Adjusted EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies. The Company believes Adjusted EBITDA is a more meaningful indicator of earnings available to service debt when certain charges (such as the gain or loss from the disposal of assets, impairment of assets and cumulative change in the fair value of derivatives) are excluded from income (loss) from continuing operations. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest expense, income taxes, debt service payments and cash costs arising from integration and reorganization activities.

The following tables reconcile Adjusted EBITDA to net loss and cash flows used in operating activities, respectively:

	First quarter ended:		Second quarter ended:		Third quarter ended:		Fourth quarter ended:		Year to date:
Reconciliation of Net Loss to Adjusted EBITDA:	Mar 29, 2005	Mar 30, 2004	Jun 28, 2005	Jun 29, 2004	Sept 27, 2005	Sept 28, 2004	Jan 3, 2006	Dec 28, 2004	Jan 3, 2006	Dec 28, 2004
Net loss	$(4,198)	$(4,130)	$(4,283)	$(6,224)	$(4,814)	$(4,952)	$(723)	$(2,099)	$(14,018)	$(17,405)
Adjustments as defined in the loan agreements:
Interest expense, net	5,919	5,799	5,773	5,904	5,805	5,723	6,201	5,770	23,698	23,196
Taxes	—	55	—	184	—	(147)	—	(141)	—	(49)
Depreciation and amortization	6,708	6,819	7,077	7,058	5,798	7,005	6,733	6,966	26,316	27,848
Loss (gain) on sale, disposal or abandonment of assets, net	4	(7)	161	1,472	104	(70)	45	162	314	1,557
Charges (adjustments) of integration and reorganization cost	5	(760)	—	(39)	1	(44)	(1)	(26)	5	(869)
Impairment charges and other related costs	97	—	1,182	—	205	402	119	48	1,603	450
Other expense (income)	(57)	(63)	(69)	(36)	(106)	(98)	(80)	(87)	(312)	(284)
Certain legal, financing and advisory fees	—	75	526	688	99	494	6	338	631	1,595
Certain corporate expenses	—	225	—	—	—	174	—	219	—	618
Certain other charges	—	25	700	—	25	—	27	—	752	25
Adjusted EBITDA	$8,478	$8,038	$11,067	$9,007	$7,117	$8,487	$12,327	$11,150	$38,989	$36,682

	First quarter ended:		Second quarter ended:		Third quarter ended:		Fourth quarter ended:		Year to date:
Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA:	March 29, 2005	March 30, 2004	June 28, 2005	June 29, 2004	Sept 27, 2005	Sept 28, 2004	Jan 3, 2006	Dec 28, 2004	Jan 3, 2006	Dec 28, 2004
Net cash generated by (used in) operating activities	$(6,288)	$(4,175)	$14,353	$9,610	$(5,304)	$(5,853)	$(686)	$11,528	$2,075	$11,110
Adjustments as defined in the loan agreements:
Changes in operating assets and liabilities	9,292	6,560	(9,784)	(6,768)	7,138	8,860	7,258	(6,087)	13,904	2,565
Reduction in (provision for) losses on accts receivable	91	—	47	(94)	(60)	(172)	80	89	158	(177)
Amortization of debt issue costs	(462)	(462)	(462)	(446)	(462)	(479)	(462)	(462)	(1,848)	(1,849)
Stock based compensation expense	(17)	—	(17)	(35)	(18)	(16)	(17)	(17)	(69)	(68)
Interest expense, net	5,919	5,799	5,773	5,904	5,805	5,723	6,201	5,770	23,698	23,196
Other income	(57)	(64)	(69)	(36)	(106)	(97)	(80)	(87)	(312)	(284)
Provision (benefit) for state income taxes	—	55	—	184	—	(147)	—	(141)	—	(49)
Certain legal, financing and advisory fees	—	75	526	688	99	494	6	338	631	1,595
Certain corporate expenses	—	225	—		—	174	—	219	—	618
Certain other charges	—	25	700	—	25	—	27	—	752	25
Adjusted EBITDA	$8,478	$8,038	$11,067	$9,007	$7,117	$8,487	$12,327	$11,150	$38,989	$36,682